Exhibit 99.1

APOGENT ANNOUNCES TENDER OFFER FOR 8% SENIOR NOTES

PORTSMOUTH, NH, September 16, 2003 — Apogent Technologies Inc. today commenced a cash tender offer and consent solicitation for all of its $325 million principal amount of 8% Senior Notes due 2011 (the “Notes”).

Under the terms of the tender offer, Apogent is offering to purchase the Notes at a price (referred to as the “Tender Offer Consideration”) for each $1,000 principal amount tendered equal to the present value on the early settlement date of the principal and interest that would accrue until maturity, determined by reference to a fixed spread of 100 basis points over the bid-side yield to maturity of the 4.25% United States Treasury Note due August 15, 2013, minus the $30.00 consent payment described below. The pricing of the tender offer is expected to occur on Thursday, September 25, 2003 at 2:00 p.m., New York City time. The tender offer will expire at 5:00 p.m., New York City time on October 15, 2003, unless extended by Apogent (the “Expiration Date”).

In conjunction with the tender offer, Apogent is soliciting consents from holders of the Notes to eliminate certain restrictive covenants and events of default under the Indenture and the Notes, as further detailed in the Offer to Purchase and Consent Solicitation Statement dated September 16, 2003. Any holder who tenders Notes pursuant to the tender offer must also deliver a consent to the proposed amendments to the Indenture. Holders who validly tender their Notes pursuant to the tender offer will be deemed to have delivered their consents by such tender. Holders who tender their Notes on or prior to 5:00 p.m., New York City time on September 25, 2003 (the “Consent Date” unless extended by Apogent), will also be eligible to receive the consent payment, which is equal to $30.00 per $1,000 principal amount of Notes.

Subject to the terms and conditions of the tender offer and the consent solicitation, holders who validly tender their Notes and thereby deliver their consents on or prior to 5:00 p.m., New York City time, on the Consent Date will be paid in respect of Notes accepted for purchase the total consideration (namely the Tender Offer Consideration and the consent payment), on the early settlement date, which is expected to be the date on or promptly after Apogent first accepts tendered Notes after the Consent Date. Subject to the terms and conditions of the tender offer and the consent solicitation, holders who validly tender their Notes after the Consent Date, but on or prior to the Expiration Date, will only be paid in respect of Notes accepted for purchase the Tender Offer Consideration on the final settlement date, which is expected to be promptly after the Expiration Date. In addition to the Tender Offer Consideration, holders whose Notes are purchased in the tender offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date, payable on the applicable settlement date.

Consummation of the tender offer, and payment of the Tender Offer Consideration and consent payment, is subject to the satisfaction or waiver of various conditions. The offer and the solicitation are not subject to any financing condition or minimum condition. The Company intends to use borrowings under its $500 million revolving credit facility or proceeds from a new offering of securities, together with other available funds, to fund the purchase of the Notes and the payments for consents in connection with the tender offer and the consent solicitation. Apogent’s borrowing cost under the revolving credit facility is currently LIBOR plus 1.25%, which today would be equal to approximately 2.4% per annum. To the extent that borrowings under the revolving credit facility are used as the source of funds, subject to market conditions and other factors, the Company may seek to repay such borrowings with the net proceeds from a new offering of securities. Statements contained in this press release regarding the possibility of a new offering shall not constitute an offer to sell or a solicitation of an offer to buy any securities. The securities to be offered in any new offering may not be registered under the Securities Act of 1933 and if so may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

Lehman Brothers is acting as the sole dealer manager for the tender offer and solicitation agent for the consent solicitation. The information agent for the tender offer and consent solicitation is Georgeson Shareholder Services and the depositary is The Bank of New York.

This news release is neither an offer to purchase nor an offer to sell securities. The offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated September 16, 2003 and the related Consent and Letter of Transmittal. Requests for documentation should be directed to Georgeson at (866) 295-8152 (banks and brokers may also call (212) 440-9800 (collect)). Questions regarding the tender offer and consent solicitation should be directed to Lehman Brothers at (800) 438-3242 or (212) 528-7581 (collect).